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                                                                     EXHIBIT 4.1

                                  EXHIBIT 4.1
                           BUTLER SERVICE GROUP, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


EFFECTIVE DATE OF PLAN: February 1, 1995


PLAN YEAR: February 1, 1995 to December 31, 1995; thereafter, January 1 to December 31.


I.  ELIGIBILITY  REQUIREMENTS


    The Butler Service Group, Inc. Supplemental Executive Retirement Plan (the "plan") is being offered to eligible employees of Butler Service Group, Inc. ("Butler") and its parent, subsidiaries and affiliates (collectively referred to as "the Companies" except where the context clearly indicates otherwise).

    Only a select group of highly compensated senior management or other highly compensated employees may be eligible for the plan. The plan's Committee may select participants from "Eligible Staff Employees" and "Eligible Contract Employees".

    1. For purposes of the plan, the following definitions will apply:

       (a) "Eligible Staff Employee" will mean a staff employee who is employed at a salary level that will produce total W-2 earnings of more than $85,000 (the "Minimum Compensation Level") for the calendar year of reference. In the event such an employee begins or terminates employment during a calendar year, annualized earnings will be used in lieu of the actual total W-2 pay.

       (b) "Eligible Contract Employee" will mean a contract employee who is expected to earn more than the Minimum Compensation Level for the calendar year of reference. In the event such an employee begins or terminates employment during a calendar year,
                annualized earnings will be used in lieu of actual total   W-2
                pay.

       At the beginning of each subsequent Plan Year, the Minimum Compensation Level will be indexed to reflect cost-of-living increases. The Committee, in its sole discretion, will select the factors to be used in determining such future increases.

    2. Employees who are determined by the Committee, in its sole discretion, to meet the requirements for initial participation will be deemed eligible for the plan in accordance with the following guidelines:

       (a) For purposes of determining eligibility for the initial enrollment on February 1, 1995, actual W-2 income for 1994 shall be used.

            Candidates who qualify under this Section will be eligible to participate as of the payroll period beginning on February 1.

       (b) For purposes of determining eligibility of "Rollover" candidates from major clients, participation will be allowed if candidates can show W-2 earnings with previous

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            employer that meet the Minimum Compensation Level. Branch Officer and Vice President approval will be required to verify that the candidate will continue at such compensation level after the "Rollover" to Butler or the Companies.

            Candidates who qualify under this Section will be eligible to participate as of the first payroll period following the commencement of their employment with Butler or the Companies.

       (c) For purposes of determining the eligibility of all other employees, a six-month waiting period shall be used. During such period, candidates must accrue earnings equal to 50% of the Minimum Compensation Level.

            Candidates who qualify under this Section will be eligible to participate as of the first payroll period following their completion of the six-month waiting period.

    3. An employee DOES NOT have to participate in the Butler Service Group, Inc. 401(k) Plan (the "Qualified Plan") in order to be eligible for this plan.

    4. The Committee will, by written action before the first day of each plan year, designate those employees who are eligible to continue as participants for the plan year of reference.

       Since eligibility is determined on an annual basis in accordance with the guidelines described above, a participant who is eligible for one plan year may be deemed ineligible in a following plan year. If the Committee determines that a prior participant will not be eligible for the new plan year, such participant will not be eligible to make any voluntary deferral allocations for such plan year.

       However, such participant's accounts will remain in the plan until otherwise distributed in accordance with Section VII., Section VIII., or the following paragraph and the participant will retain the ability to direct the deemed investment of his accounts in accordance with Section
       V. until such distribution occurs.

       Notwithstanding the foregoing, in the event that the Department of Labor
       (DOL) issues regulations or other official notice specifically defining the group of employees that may participate in a plan of this type and any current participants do not meet the criteria set forth in the DOL regulations or notice, the accounts of such participants will be distributed in a lump sum as soon as administratively possible following the later of the effective date or publication date of the DOL regulations or notice.

    5. Participants who terminate employment and then subsequently return to work with the Companies will be deemed to be new employees for purposes of determining their eligibility to participate.

    6. Eligibility for this plan entitles an employee only to the rights specified in the plan and will not be construed as giving an employee any right to be retained by the Companies as an employee. All employees who become eligible to participate will remain subject to termination by the Companies to the same extent as if this plan did not exist.

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II. MAINTENANCE  OF  ACCOUNTS


    Up to two accounts will be maintained for each participant as follows:

    RETIREMENT
    ACCOUNT: Includes that portion of the participant's voluntary deferral allocations which are earmarked for retirement or other termination of employment.

    FIXED PERIOD
    ACCOUNT: Includes that portion of the participant's voluntary deferral allocations which are earmarked for distribution at a specific future date designated by the participant.


III.  ALLOCATIONS


    For purposes of participant voluntary deferral allocations under this plan, "nonqualified plan pay" will be defined as the compensation that would have been recognized under the Qualified Plan if such pay were not required to be reduced by any deferrals made under this plan nor limited by any maximum stated in the Internal Revenue Code (IRC), including the $150,000 limit, as adjusted, in IRC Section 401(a)(17).

    Participant Voluntary Deferral Allocations (Before Tax)

    When making his initial election to defer under the Plan, a participant may save, through payroll reductions, from 2% (or $2,000, if less) to 100% (in whole percentages) of his nonqualified plan pay without being curtailed by limitation on elective deferrals found in Section 402(g) of the IRC ($9,240 for 1994).

    For each Plan Year thereafter during which the participant remains eligible for the Plan, the participant may save, through payroll reductions, from 0% to 100% (in whole percentages) of his nonqualified plan pay without being curtailed by limitation on elective deferrals found in Section 402(g) of the IRC ($9,240 for 1994).

    A participant who is contributing a percentage of his pay under the Plan in accordance with either of the two preceding paragraphs shall also be entitled to make an additional deferral election. Such participant may elect to save at an increased deferral rate once his pay reaches a Compensation Threshold to be selected by the participant. For purposes of the preceding sentence, "Compensation Threshold" shall mean a dollar amount selected by the participant, provided such amount is equal to or greater than $80,000 and is a multiple of $10,000.

    If such an election is made, the increased voluntary deferral allocation rate shall take effect as soon as administratively possible following the payroll period within which his pay reaches the Compensation Threshold indicated by the participant.

    All of the allocations described in the preceding paragraphs will be considered as a reduction in the participant's pay and should not be currently taxable to the participant for federal income tax purposes. These allocations are withheld from the participant's pay. Amounts deferred under the plan may be subject to state income taxes and will be subject to applicable FICA and FUTA taxes when earned.

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    As discussed in the preceding paragraph, a participant's pay will be reduced to reflect any voluntary deferral allocations made under this plan. This reduced pay will be used for purposes of calculating other Companies-provided benefits which are based on pay (i.e. group-term life insurance, 401(k) plan and pension plan and disability insurance for those employees who are eligible). However, the participant's unreduced pay will still be used to calculate the participant's Social Security benefits to the extent permitted under applicable law.

    EXAMPLE - For 1995 a participant with a salary of $100,000 elects to defer 10% of his pay into the nonqualified plan. As a result of this election, the participant's 1995 pay will be deemed to be $90,000 for purposes of determining his 401(k) deferrals. Accordingly, if the participant were to elect to make a 5% elective deferral contribution to the 401(k) plan, the amount of such contribution would be $4,500 (5% of $90,000) rather than $5,000 (5% of $100,000).

    1. DEFERRAL ELECTION

       An initial election to defer pay under this plan must be made WITHIN 30 DAYS AFTER THE LATER OF THE EFFECTIVE DATE OR THE DATE THE PARTICIPANT IS FIRST ELIGIBLE TO PARTICIPATE. Payroll deferrals shall commence as soon as administratively practicable following the Committee's receipt of the participant's Initial Election Form.

       Participants who fail to complete an Initial Election Form and Election Form Addendum, if applicable, and return it to the address indicated on the form by the deadline described above will have to wait to the following January 1 before they will be able to participate.

       At the time the participant makes his initial deferral election, he must also indicate the whole percentage of his voluntary deferral allocations which are to be allocated to his Retirement Account and Fixed Period Account and the form in which his benefits will be paid upon the occurrence of the applicable event (see Section VII.). In addition, if the participant designates any portion of his voluntary deferral allocations to be allocated to a Fixed Period Account, he must also irrevocably designate the specific future payment date of this Account.

       Thereafter, the election to defer pay under this plan for any future calendar year must be made 30 days or at such other time as the Committee may determine prior to the calendar year to which such pay is attributable.

       ANY ELECTION TO DEFER PAY UNDER THIS PLAN WILL ONLY APPLY TO PAY ATTRIBUTABLE TO SERVICES PERFORMED AFTER THE DATE OF SUCH ELECTION.

    2. DISCONTINUANCES OR CHANGES

       Once a participant makes an election to allocate a portion of his pay to the plan, such election may not be altered or revoked at any time during the plan year of reference. The same rule will apply with respect to the election of the percentages in which the voluntary deferral allocations are allocated to the Retirement Account and/or Fixed Period Account. A PARTICIPANT MUST MAKE NEW DEFERRAL AND ACCOUNT ALLOCATION ELECTIONS FOR EACH PLAN YEAR FOR WHICH HE IS ELIGIBLE TO PARTICIPATE.

       However, as indicated above, when making this election for the new plan year, the participant can elect not to defer any salary for the plan year by electing 0%.

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       In addition, subject to the approval of the plan Committee, a participant who has an immediate and heavy unforeseen financial need may withdraw funds from the plan (see Section VIII. for further details.)


IV. ACTUAL INVESTMENT OF ALLOCATIONS

    1. Allocations Deposited in The Rabbi Trust

       That portion of the participant's accounts that is deemed to be invested in one of the investment alternatives listed in Items 1. through 5. of
       Section V will be deposited in a special trust commonly known as a "rabbi trust" with an independent third-party trustee. This irrevocable arrangement will severely restrict the Companies' access to the funds (except to the extent that the rabbi trust may purchase Butler stock directly from Butler under investment alternative 5, Section V), and thus will be designed so that the funds will solely be used to provide for payment of the benefits due to the participants under all circumstances except as described in the following paragraph. As a result, the rabbi trust will be designed to prevent the participant's deferrals from being available to hostile management in the event of a change of control in the Companies.

       Neither this plan nor any action taken pursuant to the terms of this plan shall be considered to create a fiduciary relationship between the Companies and the plan participants or any other persons, or to establish a trust in which the assets are beyond the claims of any creditor of the Companies. However, (1) separate rabbi trusts may be maintained for different Companies or groups of Companies and (2) these assets will only become available to creditors upon the bankruptcy or insolvency of any one of the Companies in the same rabbi trust. Consequently, in the event of any one of the Companies' bankruptcy or insolvency, only the assets of the rabbi trust of which such Company is a part may become available to the general creditors of the insolvent Company.

       The assets of the rabbi trust will be invested by the Trustee in accordance with the investment policy selected by Butler. Butler has total discretion in determining the appropriate investments under current market conditions and its expressed investment objectives. It is anticipated that funds will be invested in either mutual funds, managed money funds or Company stock that when viewed as a whole will provide a general portfolio which might include common stocks and other equity securities, long-term bonds and short and intermediate-term fixed-income instruments such as U.S. Treasury bills and notes, corporate notes, certificates of deposit, money market funds, commercial paper, etc. It is anticipated that the investment objective of the plan will be long-term appreciation.

       LESS THAN 20% IN MARKET VALUE OF THE SECURITIES HAVING A READILY ASCERTAINABLE MARKET VALUE HELD BY THE RABBI TRUST SHALL CONSIST OF EQUITY SECURITIES ISSUED BY THE COMPANIES WITH RESPECT TO WHICH REPORTS WOULD OTHERWISE BE REQUIRED UNDER SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMMITTEE, IN ITS SOLE DISCRETION, WILL TAKE ANY ACTION IT CONSIDERS NECESSARY OR APPROPRIATE TO COMPLY WITH THE PRECEDING LIMITATION.

    2. ALLOCATIONS NOT DEPOSITED IN THE RABBI TRUST

       That portion of the participant's accounts that is deemed to be invested in the investment alternative described in Item 6. of Section V. will not be deposited in the rabbi trust. Such portion will remain a part of the general assets of the Company with which the participant is

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       employed. Neither this plan nor any action taken pursuant to the terms of this plan shall be considered to create a fiduciary relationship between the Companies and the plan participants or any other persons, or to establish a trust in which the assets are beyond the claims of any creditor of the Companies. Consequently, the portion of the participant's accounts invested in the investment alternative described in Item 6 of
       Section V may become available to the general creditors of the Company with which the participant is employed.

    3. RULES APPLYING TO BOTH THE ABOVE ITEMS 1. AND 2.

       Notwithstanding the existence of the above-referenced rabbi trust or whether or not any portion of the participant's accounts is invested in such trust, plan benefits are payable as they become due. In other words, the participant will be entitled to the full value of his accounts determined in accordance with Sections III. and V. regardless of whether or not the Companies invest the plan assets in a similar manner.

       For example, if the participant elects to have his accounts deemed to be invested 50% in the Balanced Fund and 50% in the Equity Fund, his account balance will be increased by any gains attributable to the performance of these funds and, likewise, decreased by any losses attributable to the
       performance of these funds.   Butler is not bound to follow these
       investment instructions in determining how it actually invests the plan assets. Butler will be free to provide the Trustee with an investment policy which might result in the assets being invested 100% in the Balanced Fund, 100% in the Equity Fund or in any other manner. Nevertheless, the participant's investment instructions will be used to measure any deemed investment earning or losses that are credited to the participant's account balance and thus determine the amount that will actually be payable to the participant when he becomes eligible to receive payment.

V.  DEEMED INVESTMENT OF ALLOCATIONS

    Investment experience will be credited or debited to a participant's account balance in accordance with his investment elections based on the actual earnings of the investment alternatives made available to the participant by the Committee. Until changed by the Committee, such alternatives will consist of the following:

    1. The Fixed Income Fund will be invested primarily in FDIC insured certificates of deposit. This fund may also be invested in short and medium term debt obligations of the U.S. Government and agencies thereof, contracts issued by insurance companies, collaterized mortgage obligations, savings accounts, money market funds and cash equivalent investments. The investment objective is to obtain a reasonable rate of return with preservation of principal.

    2. The Balanced Fund will primarily be invested in stocks and bonds with a typical asset allocation of 60% equities and 40% government bonds or cash equivalents. The equity investment style is core value: large cap stocks with low price/earnings ratios and the potential for earnings acceleration. The fixed income portion is actively managed based on duration/yield curve positioning, sector allocation and security selection. The investment objective is to reflect an investment portfolio that is balanced between equity securities and debt instruments. This portfolio is managed by Mitchell Hutchins Asset Management, Inc., a Paine Webber Inc. subsidiary.

    3. The Mid to Large-Capitalization Equity Fund will be invested primarily in medium to large capitalization companies. The selection process focuses on companies that have provided

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       consistent growth rates, stable management, and a proven ability to add value to the company over a specific period of time. The investment objective is long-term growth of capital. This portfolio is managed by Trainer, Wortham & Co., Inc., an independent investment advisor.

    4. A Small to Mid-Capitalization Equity Fund will be invested in a diversified common stock portfolio of representative industries and corporations, often smaller and medium capitalization in size, although the fund may also invest in large-cap companies. The investment style is to seek lower P/E value oriented stocks. The investment objective is long-term growth of capital. This portfolio is managed by Jurika & Voyles, Inc. and independent investment advisor.

    5. An International Fund primarily will be invested in securities of foreign issuers located in Europe, the Pacific Rim, Canada and Latin America. They use a "bottoms up" process that starts with stock selection. Their focus is on the specifics of a company and less on the macro economic and political outlook. The investment objective is long-term growth of capital. This portfolio is managed by Lazard Freres, an independent investment advisor.

    6. The Enhanced Large Cap Index Fund maintains industry and sector weightings similar to the S&P 500 Index, but seeks to enhance returns by focusing on fewer, but stronger stocks within the various sectors -- between 60 and 85 stocks altogether with balancing adjustments made twice a month. The investment objective is to outperform the S&P 500 Index without taking unnecessary risks. This portfolio is managed by Laurel Capital Advisors, a subsidiary of Mellon Bank.

    7. Butler International Stock Fund primarily will be invested in shares of the common stock of Butler International, Inc. The fund may also be invested from time to time in cash equivalent investments. The investment objective is long-term growth of capital.

    8. Commercial Paper Rate Option - Deemed investments in this option will be credited with 1% in excess of the latest annualized yield on commercial paper having a maturity of 90 days. This yield will be obtained from the most recently quoted yield for high grade unsecured notes sold through dealers by major corporations in multiples of 1,000 as indicated in the "Money Rates" column of the eastern edition of the Wall Street Journal on
                                                          -------------------
       the last business day of the calendar quarter of reference. For example, if such annualized rate were 5.15% on the last business day of the quarter, the portion of your account deemed to be invested in this option would be credited with 1% in excess of 1/4th of that annualized rate (i.e. 1/4th of 6.15% or 1.5375%) for that calendar quarter. In the event the Wall Street Journal ceases publication of such rate, the Committee
           -------------------
       shall notify you of the other publication of general circulation which shall be used in its place. The portion of your accounts that is deemed invested in this option will not be held in the rabbi trust but will be part of the general corporate assets of the Companies.


     Prior to each plan year, the Committee, in its sole discretion, will determine the precise indices and/or funds which shall be selected for the general investment categories described in (1) through (6) and notify the participants of its decisions. Category (7) will be deemed fully invested in Butler stock. Butler reserves the right to change the investment alternatives and to the change the investment indices for any investment alternative at any time and from time to time. There can be no guarantee or assurances that any investment alternative will continue to be made available.

     THE FAIR MARKET VALUE OF EACH INDEX OR FUND SHALL BE DETERMINED BY THE COMMITTEE. IT SHALL REPRESENT THE FAIR MARKET VALUE OF THE ACTUAL INDEX OR FUND USED FOR MEASUREMENT PURPOSES, LESS ANY EXPENSES ASSOCIATED WITH THE ADMINISTRATION OF THE INDEX OR FUND.

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     A participant may elect to have his accounts reflect the investment experience of any combination of the alternatives by designating all or any portion of his accounts in multiples of 10% to be deemed to be invested in such alternatives. The same percentage shall be applied equally to each of the participant's accounts. A participant may change his "investment" objective for future deferrals and/or "transfer" amounts between investment alternatives with respect to his existing account balance as of any January 1 provided he gives 30 days' advance written notice to the Committee.

     NOTHING IN THE PLAN REQUIRES THE COMPANIES TO ACTUALLY ESTABLISH OR INVEST ASSETS OF THIS NONQUALIFIED PLAN IN ANY OF THE ABOVE-REFERENCED FUNDS. THESE INVESTMENT FUNDS ARE USED SOLELY FOR THE PURPOSE OF ATTRIBUTING INVESTMENT EXPERIENCE TO PARTICIPANT ACCOUNTS. ALL PLAN BENEFITS WILL BE PAID FROM THE RABBI TRUST FUND AND/OR THE GENERAL FUNDS OF THE COMPANIES AND NO OTHER SPECIAL OR SEPARATE FUND(S) WILL BE ESTABLISHED AND NO OTHER SEGREGATION OF ASSETS WILL BE MADE TO ASSURE THE PAYMENT OF SUCH BENEFITS.


    TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE BENEFITS FROM THE COMPANIES UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF AN UNSECURED CREDITOR. AS A RESULT, THE PLAN WILL CONSTITUTE A NONQUALIFIED DEFERRED RETIREMENT PLAN WHICH, IN ACCORDANCE WITH ERISA (EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974) MUST BE "UNFUNDED AND MAINTAINED BY AN EMPLOYER PRIMARILY FOR THE PURPOSE OF PROVIDING DEFERRED COMPENSATION FOR
    A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES."   IT IS
    INTENDED THAT THE EXISTENCE OF THE RABBI TRUST DESCRIBED IN SECTION IV. WILL NOT VIOLATE THE REQUIREMENT THAT THE PLAN BE "UNFUNDED" FOR PURPOSES OF ERISA.


VI. VALUATION  OF  ACCOUNTS

    The participant's accounts will be valued on each March 31, June 30, September 30 and December 31 at which time they will be proportionately

    1. adjusted upward or downward to reflect the deemed investment experience based on the alternatives elected by the participant in accordance with
       Section V; and

    2. reduced to reflect any applicable administrative expenses.

    In addition, on an ongoing basis, the participants' accounts will be directly adjusted to reflect all other applicable transactions during the plan year attributable to such accounts including, but not limited to, any allocations and distributions.

    Each participant will receive a personal account statement after each quarterly valuation.

VII.  BENEFIT  RIGHTS  AND  METHOD  AND  FORMS  OF  DISTRIBUTION

    1. VESTING

       The participant is 100% vested at all times.

       However, if the Companies terminate the participant's employment for "justifiable cause" (or the participant quits or resigns before such termination for "justifiable cause" can occur) or if the participant has an outstanding loan from the Companies upon termination, all or a portion of the participant's accounts may be forfeited.

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       "Justifiable cause" means dishonesty, including fraud and/or embezzlement, in the performance of his duties for the Companies, conviction of a felony, or a deliberate and meditated act against the interest of the Companies. The determination of whether "justifiable cause" exists in a particular case shall be made by the Committee.

       The portion of the accounts to be forfeited will be limited to the amount necessary to repay any outstanding loan and/or the amount necessary to cover any damages associated with a termination of employment for justifiable cause.

    2. TIME OF PAYMENT

       (a)  RETIREMENT ACCOUNT

            Distribution of the participant's Retirement Account will be made as soon as administratively practicable following the valuation date next subsequent to the occurrence of the earliest of the following events:

            (i)    retirement at or after age 55;

            (ii) disability (eligible for payments under the Companies' long-term disability plan);

            (iii)  death; or

            (iv)   resignation or discharge.

            The responsibility for notifying the Committee upon the occurrence of one of the events described above in (i) through (iv) will rest with the participant or his beneficiary.

       (b)  Fixed Period Account

            The Fixed Period Account is offered in order to provide participants with the ability to elect a specific future payment date that is earlier than the events described above in (i) through (iv) of the "Retirement Account" description for all or any portion of his voluntary deferral allocations.

            Distribution of a participant's Fixed Period Account shall be paid to him as soon as administratively practicable after the payment date (January 1, April 1, July 1 or October 1 of the applicable year) irrevocably specified by the participant.

            The minimum deferral period for this account will be five years from the date such account is established. A participant may maintain only one Fixed Period Account at a time.

            If any of the events specified above in (i) through (iv) of the "Retirement Account" description occur at a time when the participant has a balance in his Fixed Period Account, such balance will be transferred to his Retirement Account and be distributed in accordance with the rules governing payment of the Retirement Account.

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       EXAMPLE #1 - Upon joining the plan on July 1, 1995, Participant A elects to establish a Fixed Period Account with a payment date of July 1, 2000. On July 1, 2000, the participant has $10,000 in the Fixed Period Account and $20,000 in the Retirement Account. The $10,000 in the Fixed Period Account will be distributed as soon as administratively possible following the July 1 designated payment date net of any applicable income tax withholding. However, no portion of the $20,000 in the Retirement Account will be distributed (nor taxed) until a hardship withdrawal is granted or the participant retires, dies, is disabled or otherwise terminates employment.

       EXAMPLE #2 - Upon joining the plan on July 1, 1995, Participant B elects to establish a Fixed Period Account with a payment date of July 1, 2000. The participant then terminates employment with Butler on August 1, 1998. At that time the participant has $6,000 in the Fixed Period Account and $15,000 in the Retirement Account. The $6,000 in the Fixed Period Account will be transferred to the Retirement Account thereby resulting in a new Retirement Account balance of $21,000, which will be paid out as soon as administratively possible following the next valuation date (in this case, September 30, 1998), net of any applicable income tax withholding.

     ADDITIONAL NOTE: By electing to receive the distribution of the Retirement Account in installment payments rather than in a lump sum (see Subsection
     3. "Method of Payment"), participants A and B can further defer payment and related income taxation of the installment payments until paid.

    3. METHOD OF PAYMENT

       (a)  RETIREMENT ACCOUNT

            All elections regarding the method of payment of benefits under the plan must be made at the time the participant makes his initial election to participate in the plan. However, with the consent of the Committee, the participant may elect to change the form of payment (i.e. lump sum or installment payments) initially elected, provided such new election is made at least one full calendar year prior to the date the participant becomes eligible to receive payment of his benefits.

            Benefits will be payable in one of the following forms, at the participant's prior election: a single lump sum payment; a substantially equal number of annual installments (minimum 2; maximum 5).

            Separate elections will be made for benefits payable in the following events:

            (i)    retirement at or after age 55;

            (ii) disability (eligible for payments under the Companies' long-term disability plan);

            (iii)  death; or

            (iv)   resignation or discharge.

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       (b)  FIXED PERIOD ACCOUNT

            All elections regarding the method of payment of benefits under the plan must be made at the time the participant makes his initial election to participate in the plan.

            Benefits will be payable in one of the following forms, at the participant's prior election: a single lump sum payment; a substantially equal number of annual installments (minimum 2; maximum 5).

VIII.  WITHDRAWAL  OF  FUNDS  WHILE  EMPLOYED

    1. GENERAL RULES

       Hardship withdrawals while still in the employ of the Companies are permitted from the Retirement Account and from the Fixed Period Account before such Account is payable. A participant is limited to one withdrawal per plan year. To make a withdrawal, a participant must provide 30 days' advance written notice to the Committee.

       If a hardship withdrawal is made as of any date other than January 1, April 1, July 1 or October 1, no investment experience will be credited on the amount withdrawn from the last quarterly valuation date to the date specified for the withdrawal.

    2. FINANCIAL HARDSHIP RULES

       (a) A withdrawal may be made only if it is on account of an unanticipated emergency caused by an event beyond the participant's control that results in a severe and immediate financial need, known hereafter as a "Financial Hardship".

            The following unanticipated emergencies shall be recognized as causing a Financial Hardship:

            (i) a sudden and unexpected illness or accident of the participant or of one of the participant's dependents, as defined in Section 152(a) of the Internal Revenue Code of 1986;

            (ii)    loss of the participant's property due to casualty;

            (iii) impending eviction from or foreclosure on the participant's principal place of residence; or

            (iv) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

            Circumstances that shall not be deemed to meet the above "Financial Hardship" definition shall include, but not be limited to, the need to send any children of the participant to college and the desire to purchase a home.

       (b) The circumstances that shall constitute an unforeseeable emergency shall depend upon the facts of each request, but, in any case, the participant must provide the Committee with a signed written statement certifying that the Financial Hardship cannot be relieved

            (i) through reimbursement or compensation by insurance or otherwise,

            (ii) by reasonable liquidation of such participant's assets, including those of his spouse and minor children if they are reasonably available to him,


            (iii) by discontinuance of allocations to this plan or contributions to any qualified plan maintained by the Companies, or

            (iv) by other distributions or loans from any qualified plan maintained by the Companies or loans from commercial sources on reasonable commercial terms.

       (c) The amount of such Financial Hardship withdrawal may not exceed the amount required to meet the specified need.

IX. CLAIM PROCEDURE

    The Committee will endeavor to administer the plan fairly and consistently and to pay all benefits to which participants or beneficiaries are properly entitled. However, failure to execute any forms required or to furnish information requested by the Committee within a reasonable period of time may result in delayed benefit payments.

    All claims for unpaid benefits should be made in writing to the Committee. If a claim is wholly or partially denied, the participant will receive a written notice from the Committee indicating the reason for the denial, the plan provisions pertinent to the denial, and a request for whatever additional information may be necessary to consider the claim further.

    After receipt of a notice denying a claim for benefits, the participant or the participant's authorized representative may review pertinent documents, submit comments on issues involved and request in writing that the Committee review its action.

    The participant's written request must be received by the Committee no later than 60 days following the participant's receipt of the denial of the claim for benefits. The Committee will reexamine the claim and issue a final decision within 60 days after the receipt of the appeal, unless special circumstances require a reasonable extension of the 60-day period.

X.  LOANS AND NONASSIGNABILITY

    Due to the nonqualified status of the plan, loans cannot be permitted. Unlike in the Qualified Plan, the issuance of a loan under this plan would constitute "constructive receipt" of not just the amount actually taken as a loan but of the full amount that could have been taken. In fact, even the POSSIBILITY of being able to borrow funds from the plan would result in constructive receipt. This result is undesirable because under the Internal Revenue Code a benefit becomes currently taxable when constructive receipt occurs even if the individual has not yet actually received the benefit. As a result, the existence of a loan provision would prevent participants from deferring taxation on the voluntary deferral allocations they make to the plan.

    All benefit payments, including hardship withdrawals (see Section VIII), will be net of applicable tax withholding.

    Except as otherwise provided in Subsection VII.1. and subject to any applicable tax withholding, no benefit under the plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such action will be void for all purposes of the plan. No benefit will in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law or by the provisions of Subsection VII.1.

XI. TAX EFFECTS OF PLAN DISTRIBUTIONS

    Participants should not solely rely on this information and should consult the Internal Revenue Service or their tax advisor when considering a distribution under the plan to determine the most appropriate tax planning under their circumstances. Neither the Companies nor the Committee can provide participants with tax advice.

    Due to the nonqualified status of the plan, the full amount of each participant's distribution will be taxable as ordinary income in the year it is received. Because the distribution received from the plan is considered the payment of compensation that has been deferred, federal and possibly state withholding will apply.

    Distributions from the plan will NOT BE ELIGIBLE FOR ROLLOVER into any qualified plan, nonqualified plan or Individual Retirement Arrangement
    (IRA). Distributions will also not be subject to the excise tax on excess distributions and the 10% tax on early distributions from qualified plans.

XII.  AMENDMENT OR TERMINATION OF PLAN

    Butler may amend or terminate the plan at any time by resolution of its Board of Directors, provided that any benefits accrued by participants under the plan before the effective date of the applicable amendment or termination may not be reduced by such amendment or termination without the participant's consent. Consequently, in the event of such amendment or termination, while future allocations under the plan may be reduced or eliminated, the current account balances will not be reduced without the participant's consent.

XIII.  COMMITTEE

    The plan is administered by the Benefit Plan Administrative Committee (the "Committee") consisting of one or more persons appointed by the Board of Directors of Butler. Any member of the Committee may resign by delivering his written resignation to the Board of Directors of Butler and to the Committee. Vacancies in the Committee shall be filled by the Board of Directors of Butler. In the absence of a Committee, Butler shall serve as the Committee and in such case all references to the Committee shall be considered references to Butler.

    The Committee will have the power, right and duty, in its complete discretion, to select the employees who will be eligible to participate in the plan, to determine the investment alternatives to be offered under the plan and the precise indices and/or funds to be selected as performance measurements for each such deemed investment alternative, to determine all benefits, including factual questions relating to payment of benefits and eligibility for benefits, to determine other rights of participants and beneficiaries under the plan, and to interpret the provisions of the plan. The Committee from time to time may, in its discretion, adopt rules, regulations and procedures with respect to the administration of the plan and the eligibility for and payment of benefits under the plan which are consistent with the provisions of the plan and may amend any and all rules, regulations and procedures previously established. The Committee from time to time may delegate the performance of any part or all of its duties under the plan as it considers desirable to such persons or persons as it may select.

XIV.  TRUSTEE

    The Trustee of a rabbi trust shall be appointed by the Board of Directors of Butler.

XV. GENERAL PROVISIONS

    1. NO PERSONAL LIABILITY

       To the extent permitted by law, no person (including the Committee or any present or former director, officer or employee of the Companies) shall be personally liable for any act done or omitted to be done in good faith in the administration of the plan.

    2. FINAL DECISIONS

       Any ruling, regulation, procedure, interpretation or decision of the Committee which is not inconsistent with the terms of this plan, shall be final, conclusive and binding upon all persons affected by it.

    3. APPLICABLE LAW; SEVERABILITY

       The plan shall be construed in accordance with the laws of the State of New Jersey. If any provision of the plan shall be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the plan, and the plan shall be enforced as if the invalid provisions had never been set forth therein.

    4. SUCCESSORS

       The plan is binding on all persons entitled to benefits under the plan, and their respective heirs and legal representatives, on the Committee and its successors and on the Companies and each of their successors, whether by way of merger, consolidation, purchase or otherwise.

    5. ACTION BY THE COMPANIES

       Any action required or permitted of any of the Companies under the plan may be taken by or performed by any director, officer or employee duly authorized by such Company.

    6. DESIGNATION OF BENEFICIARIES

       Each participant from time to time may name any person (who may be named concurrently, contingently or successively) to whom the participant's benefits under the plan are to be paid if the participant dies before he receives all of such benefits. Each such beneficiary designation will revoke all prior designations by the participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Committee, and will be effective only when filed with the Committee during the participant's lifetime. If a participant fails to designate a beneficiary before his death, as provided above, or if the beneficiary designated by a participant dies before the date of the participant's death, the Committee shall pay the participant's benefits to the participant's surviving spouse or in the absence of a surviving spouse the benefits shall be paid to the participant's estate.

    7. FACILITY OF PAYMENT

       When a person entitled to benefits under the plan is under a legal disability or, in the Committee's opinion, is in any way incapacitated so as to be unable to manage his affairs, the Committee may direct the payment of benefits to such person's legal representative, or to a relative or friend of such person for such person's benefit, or the Committee may direct the application of such benefits for the benefit of such person in such manner as the Committee considers advisable. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the plan.

                                FIRST AMENDMENT
                                       OF
                           BUTLER SERVICE GROUP, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


          WHEREAS, Butler Service Group, Inc. ("Butler") has established and maintains the Butler Service Group, Inc. Supplemental Executive Retirement Plan (the "plan");

          WHEREAS, amendment of the plan now is considered desirable;

          NOW, THEREFORE, by virtue and in exercise of the power reserved to Butler by Section XII of the plan, and pursuant to the authority delegated to the undersigned officers by resolution of its Board of Directors, the plan be and is amended in the following particulars:

          1. By substituting for the name of the plan wherever such name appears in the plan the name "Butler International, Inc. Supplemental Executive Retirement Plan".

          2. By substituting for the phrase "parent, subsidiaries and affiliates" in the first sentence of Section I of the plan the phrase "parent and subsidiaries".

          3. By substituting for the first sentence of Section I of the plan the following:

     "Butler International, Inc. (`Butler') has adopted and maintains the Butler International, Inc. Supplemental Executive Retirement Plan (the `plan') in order to offer participation in the plan to certain eligible employees of Butler and its subsidiaries (collectively referred to as `the Companies' except where the context clearly indicates otherwise)."

          4. By adding the following sentence immediately after the second sentence of Section I.2(c) of the plan as a part thereof:

     "Notwithstanding the preceding two sentences, the Committee, in its sole discretion, may waive the six-month waiting period for any of these candidates in order to permit immediate participation under the plan."

          5. By adding the following sentence immediately after the tenth sentence of Section III of the plan as a part thereof:

     "Notwithstanding the preceding provisions of this Section III, a participant's deferral rates or deferral amounts shall be reduced by the Committee, in its sole discretion, to the extent necessary to provide the participant with sufficient compensation to satisfy his employment tax deductions, wage withholding and any other payroll deductions."

          6.  By substituting for Section IV of the plan the following:

"Funds may be deposited in a special trust commonly known as a `rabbi trust' with an independent third-party trustee for the purpose of accumulating funds to satisfy obligations incurred by Butler (or, prior to January 1, 1999, the Companies) under the plan. This irrevocable arrangement will severely restrict the Companies' access to the funds (except to the extent that the rabbi trust may purchase Butler

International, Inc. stock directly from Butler under one of the benchmark investment fund alternatives made available by the Committee pursuant to Section
V), and thus will be designed so that the funds will solely be used to provide for payment of the benefits due to the participants under all circumstances except as described in the following paragraph. As a result, the rabbi trust will be designed to prevent the participant's deferrals from being available to hostile management in the event of a change of control in the Companies. However, in the event of insolvency or bankruptcy of Butler (or, prior to January 1, 1999, of any of the Companies), the assets of the rabbi trust may become available to the general creditors of Butler (or, prior to January 1, 1999, such insolvent Company).

Neither this plan nor any action taken pursuant to the terms of this plan shall be considered to create a fiduciary relationship between the Companies and the plan participants or any other persons, or to establish a trust in which the assets are beyond the claims of any creditor of the Companies. Notwithstanding the preceding provisions of this Section IV, nothing herein shall require Butler (or, prior to January 1, 1999, the Companies) to segregate or set aside any funds or other property for the purpose of paying any benefits under the plan. Benefits shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of Butler (or, prior to January 1, 1999, the Companies). The obligation of Butler (or, prior to January 1, 1999, the Companies) hereunder shall be an unfunded and unsecured promise to pay money in the future.

The assets of the rabbi trust will be invested by the Trustee in accordance with the investment policy selected by Butler. Butler has total discretion in determining the appropriate investments under current market conditions and its expressed investment objectives. It is anticipated that funds will be invested in either mutual funds, managed money funds or Butler International, Inc. stock that, when viewed as a whole, will provide a general portfolio which might include common stocks and other equity securities, long-term bonds and short and intermediate-term fixed-income instruments such as U.S. Treasury bills and notes, corporate notes, certificates of deposit, money market funds, commercial paper, etc. It is anticipated that the investment objective of the plan will be long-term appreciation.

Notwithstanding the existence of the rabbi trust, plan benefits are payable as they become due. In other words, the participant will be entitled to the full value of his accounts determined in accordance with Sections III. and V. regardless of whether or not Butler (or, prior to January 1, 1999, the Companies) invests assets in a similar manner.

Butler is not bound to follow the participant's investment instructions in determining how Butler actually invests assets. Nevertheless, the participant's investment instructions will be used to measure any deemed investment earnings or losses that are credited to the participant's account balances and thus determine the amount that will actually be payable to the participant when he becomes eligible to receive payment."

          7.  By substituting for Section V of the plan the following:

"Investment experience will be credited or debited to a participant's account balance in accordance with his investment elections based on the actual earnings of the benchmark investment fund alternatives made available to the participant by the Committee. From time to time, the Committee shall select the benchmark investment fund alternatives for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the plan. The Committee will notify participants in writing prior to the beginning of each plan year and at such other times as the Committee deems necessary or desirable of the benchmark investment fund alternatives available under the plan. The Committee may change, add or remove benchmark investment fund alternatives on a prospective basis at any time and in any manner it deems appropriate. There can be no guarantee or assurances that any benchmark investment fund alternative will continue to be made available.

THE FAIR MARKET VALUE OF EACH BENCHMARK INVESTMENT FUND SHALL BE DETERMINED BY THE COMMITTEE.

IT SHALL REPRESENT THE FAIR MARKET VALUE OF THE ACTUAL FUND USED FOR MEASUREMENT PURPOSES, LESS ANY EXPENSES ASSOCIATED WITH THE ADMINISTRATION OF THE FUND.

A participant may elect to have his accounts reflect the investment experience of any combination of the benchmark investment fund alternatives by designating all or any portion of his accounts in whole percentages (up to a maximum of 100%) to be deemed to be invested in such benchmark investment fund alternatives. The same percentage shall be applied equally to each of the participant's accounts. A participant may change his `investment' objective for future deferrals and/or `transfer' amounts between benchmark investment fund alternatives with respect to his existing account balance as of any January 1 provided he gives 30 days' advance written notice to the Committee.

NOTHING IN THE PLAN REQUIRES BUTLER (OR, PRIOR TO JANUARY 1, 1999, THE COMPANIES) TO ACTUALLY ESTABLISH OR INVEST ASSETS OF THIS NONQUALIFIED PLAN IN ANY OF THE BENCHMARK INVESTMENT FUNDS. THESE BENCHMARK INVESTMENT FUNDS ARE USED SOLELY FOR THE PURPOSE OF ATTRIBUTING INVESTMENT EXPERIENCE TO PARTICIPANT ACCOUNTS. ALL PLAN BENEFITS WILL BE PAID FROM THE RABBI TRUST FUND AND/OR THE GENERAL FUNDS OF BUTLER (OR, PRIOR TO JANUARY 1, 1999, THE COMPANIES) AND NO OTHER SPECIAL OR SEPARATE FUND(S) WILL BE ESTABLISHED AND NO OTHER SEGREGATION OF ASSETS WILL BE MADE TO ASSURE THE PAYMENT OF SUCH BENEFITS.

TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE BENEFITS UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF AN UNSECURED CREDITOR OF BUTLER (OR, PRIOR TO JANUARY 1, 1999, THE COMPANIES). AS A RESULT, THE PLAN WILL CONSTITUTE A NONQUALIFIED DEFERRED RETIREMENT PLAN WHICH, IN ACCORDANCE WITH ERISA (EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974) MUST BE `UNFUNDED AND MAINTAINED BY AN EMPLOYER PRIMARILY FOR THE PURPOSE OF PROVIDING DEFERRED COMPENSATION FOR A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES'. IT IS INTENDED THAT THE EXISTENCE OF THE RABBI TRUST DESCRIBED IN SECTION IV. WILL NOT VIOLATE THE REQUIREMENT THAT THE PLAN BE `UNFUNDED' FOR PURPOSES OF ERISA."

          8. By substituting for the first two sentences of Section VI of the plan the following:

"The participant's accounts will be valued as of each business day of the plan year at which time they will be proportionately

          1. adjusted upward or downward to reflect the deemed investment experience based on the benchmark investment fund alternatives elected by the participant in accordance with Section V; and

          2.  reduced to reflect any applicable administrative expenses.

     In addition, on a daily basis, the participants' accounts will be directly adjusted to reflect all other applicable transactions during the plan year attributable to such accounts including, but not limited to, any allocations and distributions."

          9. By deleting and not replacing the phrase "the valuation date next subsequent to" from the first sentence of Section VII.2(a) of the plan.

          10. By substituting for the second sentence of Section VII.2(b) of the plan the following:

     "Distribution of a participant's Fixed Period Account, adjusted for earnings and losses attributable thereto, shall be paid to him as soon as administratively practicable following the specific future payment date irrevocably specified by the participant."

          11. By substituting for Example #2 of Section VII.2(b) of the plan the following:

     "Upon joining the plan on July 1, 1995, Participant B elects to establish a Fixed Period Account with a payment date of July 1, 2000. The participant then terminates employment with Butler on August 1, 1999. At that time the participant has $6,000 in the Fixed Period Account and $15,000 in the Retirement Account. The $6,000 in the Fixed Period Account will be transferred to the Retirement Account thereby resulting in a new Retirement Account balance of $21,000, which will be paid out as soon as administratively possible following August 1, 1999, net of any applicable income tax withholding."

          12. By deleting and not replacing the fourth sentence of Section
VIII.1 of the plan.

          13. By substituting for Section XII of the plan the following:

     "XII.  AMENDMENT OR TERMINATION OF PLAN

     Butler hereby reserves the right to amend the plan from time to time or to terminate the plan, provided that any benefits accrued by participants under the plan before the effective date of the applicable amendment or termination may not be reduced by such amendment or termination without the participant's consent. Any amendment or termination of the plan will be by resolution of the Board of Directors of Butler or any committee appointed by the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the Committee may amend the plan in the following respects without the approval of the Board of Directors of
     Butler: (i) amendments required by law; (ii) amendments that relate to the administration of the plan and that do not materially increase the cost of the plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the plan and that do not materially increase the cost of the plan. In order to clarify the right reserved by Butler to amend or terminate the plan and consistent with past practice and procedure under the plan, while future allocations under the plan may be reduced or eliminated, no amendment, including an amendment to terminate the plan, shall reduce the value of a participant's vested account balances to less than the amount (as subsequently adjusted for earnings and losses attributable thereto) he would be entitled to receive if he had resigned from the employ of all of the Companies on the day of the amendment."

          14. By substituting for Section XV.4 of the plan the following:

     "4.  SUCCESSORS

          The plan is binding on all persons entitled to benefits under the plan, and their respective heirs and legal representatives, on the Committee and its successors and on Butler and its successors, whether by way of merger, consolidation, purchase or otherwise."

     Particulars 2 and 5 shall be effective February 1, 1995; particular 4 shall be effective January 1, 1998; particulars 1, 6, 7, 8, 9 and 12 shall be effective December 1, 1998; and the remaining particulars shall be effective January 1, 1999.

          IN WITNESS WHEREOF, Butler Service Group, Inc. has caused this amendment to be executed by its duly authorized officers this 15 day of December, 1998.

                              BUTLER SERVICE GROUP, INC.

                              By: /s/ Michael C. Hellriegel
                                  ----------------------------------------
                                  Its: Sr. Vice President - Finance
                                  ----------------------------------------



ATTEST:


By: /s/ Warren F. Brecht
   ---------------------------------
    Its: /s/ Secretary
   ---------------------------------